                                                                    EXHIBIT 2.2


THIS PROMISSORY NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SUBORDINATION AGREEMENT OF EVEN DATE HEREWITH MADE BY THE DEBTORS, CREDITOR AND WPBF EXCHANGE, INC., IN FAVOR OF BANQUE PARIBAS, AS AGENT FOR THE FINANCIAL INSTITUTIONS OR ENTITIES WHO ARE OR BECOME LENDERS UNDER A CREDIT AGREEMENT RELATING THERETO OF EVEN DATE HEREWITH. ALL OF DEBTORS' OBLIGATIONS HEREUNDER AND THE RIGHTS OF CREDITOR AND ITS SUCCESSORS AND ASSIGNS HEREUNDER ARE SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS SET FORTH IN SUCH SUBORDINATION AGREEMENT.

THE PAYMENT OF PRINCIPAL AND INTEREST ON THIS NOTE IS SUBJECT TO CERTAIN RECOUPMENT PROVISIONS SET FORTH IN A MERGER AGREEMENT DATED APRIL 29, 1997 (THE "MERGER AGREEMENT") AMONG THE ISSUER OF THIS NOTE, THE PERSON TO WHOM THIS NOTE ORIGINALLY WAS ISSUED AND OTHERS. THIS NOTE WAS ORIGINALLY ISSUED ON APRIL 29, 1997, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE MERGER AGREEMENT. THE ISSUER OF THIS NOTE WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.


               PAXSON COMMUNICATIONS OF WEST PALM BEACH - 25, INC.
                    AND PAXSON WEST PALM BEACH LICENSE, INC.
                          SUBORDINATED PROMISSORY NOTE





$10,000,000.00                                                   April 29, 1997



       FOR VALUE RECEIVED, PAXSON COMMUNICATIONS OF WEST PALM BEACH - 25, INC., formerly known as WPBF Merger, Inc. and PAXSON WEST PALM BEACH LICENSE, INC., formerly known as WPBF License, Inc., each a Florida corporation ("Debtors"), whose addresses are 601 Clearwater Park Road, West Palm Beach, FL 33401, jointly and severally, promises to pay to the order of PAXSON COMMUNICATIONS OF FLORIDA, INC., a Delaware corporation ("Creditor"), whose address is 601 Clearwater Park Road, West Palm Beach, Florida 33401, at the offices of Creditor at such address, or at such other place as the holder of this Note may from time to time designate, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000), or so much thereof as may be advanced, in lawful money of the United States of America, and to pay interest on the principal amount remaining from time to time outstanding from the date hereof until due at the rates provided for herein.

       This note shall mature and all principal and other amounts due and owing hereunder shall be due and payable on the earlier of (i) ten years from the date hereof or (ii) the sale of either substantially all of the assets comprising television station WPBF-TV, Channel 25, Tequesta, Florida or the sale (whether by or as a result of a sale, by operation of law or otherwise) of a majority of the capital stock of Borrower.

       Interest shall accrue on the principal hereunder at a rate equal to the "Federal Funds Rate" plus 3% per annum, and shall be due and payable in arrears monthly on the last day of each calendar month during the term hereof. "Federal Funds Rate", for any period, means a fluctuating interest rate per annum (based on a 365 or 366 day year, as the case may be) equal for each day during such period to the average of the rates of interest charged on overnight federal funds transactions with member banks of the Federal Reserve System only, as published for any day which is a "Business Day" by the Federal Reserve Bank of New York (or, in the absence of such publication, as reasonably determined by the Agent). A "Business Day" means any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York are open for the transaction of a substantial part of their commercial banking business. After the maturity or due date of this Note, whether at the stated maturity, by acceleration, or otherwise, interest shall accrue on the principal amount remaining unpaid at a rate equivalent to the highest lawful rate or 18% per annum, whichever is less, until paid (the "Default Rate").

       Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Creditor does not intend to charge any amount of interest or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder, together with all other payments of interest or in the nature of interest, would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal unless Debtor notifies Creditor in writing that Debtor wishes to have such excess sum returned, together with interest at the rate specified in Section 687.04(2), Florida Statutes, or any successor statute.

       If any payment of principal or interest or both is more than ten (10) days late, Debtor agrees to pay Creditor a late charge equal to five percent (5.0%) of the payment (the "Late Fee"). The provisions of this Note establishing a Late Fee shall not be deemed to extend the time for any payment due or to constitute a "grace period" giving Debtor a right to cure such default.

       Each payment and prepayment by Debtor of principal or interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt. If any installment of principal or interest hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable during the extension at the annual rate specified herein for the payment of interest before maturity. If the date for such payment is later than the last day of any month in which it is due, the date for payment shall be the last day of such month.

       Unless otherwise specified herein, payments of this Note shall be applied by Creditor first to interest and lawful charges then accrued on such payments of principal, and then to principal, unless otherwise determined by Creditor in its sole discretion.

       This Note is being issued by Debtors, jointly and severally, to Creditor as partial consideration in connection with a merger between Debtors former wholly-owned subsidiaries of Creditor, and others pursuant to a merger agreement of even date herewith.

       Debtor shall be entitled to prepay this Note in whole or in part, at any time, without premium or penalty. Debtor shall designate which portion of principal it is intending to prepay. Each partial payment shall be applied by Creditor first to interest and lawful charges then accrued on such principal, and then to principal, and shall not postpone the due date or charge the amount of any subsequent installment, except in the inverse order of maturity thereof.

       The following constitute events of default ("Events of Default") under this Note:

       (a) Debtor fails to pay principal, interest, or any other amount due under this Note.

       (b) Any representation or warranty made by Debtor or any other person under this Note, or any report, certificate, financial statement, or other information provided by Debtor or any other person to Creditor in connection herewith, is false or misleading in any material respect when made or deemed made.

       (c) Debtor or any other person fails to fully and promptly perform when due any agreement under this Note.

       (d) Debtor liquidates, dissolves, dies, or becomes incompetent; the business of Debtor is suspended; Debtor commences, or consents to or acquiesces in, a voluntary proceeding in bankruptcy or insolvency; Debtor applies for, or consents or acquiesces in the appointment of, a receiver for all or a substantial part of its property; Debtor makes an assignment for the benefit of creditors; or Debtor is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature.

       (e) An involuntary proceeding in bankruptcy or insolvency is commenced against Debtor; a receiver is involuntarily appointed for all or a substantial part of the property of Debtor; or an order is entered for the issuance of a warrant of attachment, execution, distraint, or similar process against all or a substantial part of the property of Debtor; if any of the foregoing continues for thirty (30) days without being vacated, discharged, stayed, bonded, or dismissed.

       Upon the occurrence of any Event of Default, Creditor is hereby authorized at any time and from time to time, without notice to Debtor, to set off, appropriate, and apply any or all items hereinabove referred to against all indebtedness of Debtor owed to Creditor, whether hereunder, or otherwise, whether now existing or hereafter arising. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Creditor shall be entitled to set off against indebtedness owed to Creditor any obligations to honor stock options, warrants, or the like. Creditor shall be deemed to have exercised such right of set-off and to have made a charge against such items immediately upon the occurrence of such default although made or entered on its books subsequent thereto.

       All notices, requests, and demands to or upon the parties hereto, shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the address shown above or such other address as may be hereafter designated in writing by one party to the other.

       This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

       In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note, Debtor irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States courts located within the State of Florida, expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on Debtor by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to its address set forth herein (or otherwise expressly provided in writing). Nothing contained herein shall, however, prevent Creditor from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

       In the event that any one or more of the provisions of this Note is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, Debtor hereby waives any law that renders any such provision invalid, illegal, or unenforceable in any respect.

       The singular shall include the plural and any gender shall be applicable to all genders when the context permits or implies. If more than one party constitutes Debtor, their obligations hereunder shall be joint and several and the term "Debtor" as used herein shall mean Debtor or any one or more of them.

       Debtor hereby expressly consents to any and all extensions, modifications, and renewals, in whole or in part, including but not limited to changes in payment schedules and interest rates, and all delays in time of payment or other performance which Creditor may grant or permit at any time and from time to time without limitation and without any notice to or further consent of Debtor. Debtor shall also be bound by each of the foregoing terms deemed to be a part of this Note, without the requirement that Creditor first go against any security interest otherwise held by Creditor.

       No delay or omission on the part of Creditor in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Debtor.

       All rights and remedies of Creditor under this Note and under any other documents related hereto are cumulative, and are not exclusive of any rights and remedies provided by law or in equity, and may be pursued singularly, successively, together, and may be exercised as often as the occasion therefor shall arise. The warranties, representations, covenants, and agreements made herein and therein shall be cumulative except in the event of irreconcilable inconsistency, in which case the provisions of this Note shall control.

       This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

       This Note shall be binding upon and inure to the benefit of Creditor, its successors and assigns, and shall be binding upon Debtor and its respective heirs, legal representatives, successors, and assigns; provided, however, that no rights or obligations of Debtor shall be assigned without the prior written consent of Creditor. In the event Creditor transfers or assigns its obligations hereunder, Creditor shall be relieved of all liability therefor.

       Time is of the essence in the performance of this Note. This Note has been made, executed and delivered outside of the State of Florida.

       EACH OF THE DEBTORS AND CREDITOR (BY ITS ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS NOTE, OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION WITH THIS NOTE, OR ARISING OUT OF, UNDER, OR IN CONNECTION THEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CREDITOR TO ENTER INTO THE TRANSACTION EVIDENCED HEREBY.

       IN WITNESS WHEREOF, the Debtors have executed this Note as of the date first written above.

WITNESSES:


                                            PAXSON COMMUNICATIONS OF
                                            WEST PALM BEACH, - 25, INC.
-----------------------------------         By: /s/ Anthony L. Morrison
                                               -------------------------------
                                                  Name  Anthony L. Morrison
-----------------------------------
                                                  Title Vice President


                                            PAXSON WEST PALM BEACH
                                            LICENSE, INC.
                                            By: /s/ Anthony L. Morrison
                                               -------------------------------
                                                  Name  Anthony L. Morrison
                                                  Title Vice President